UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2009 (July 29, 2009)

Cardtronics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark, Suite 400, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously reported by Cardtronics, in connection with its July 20, 2007 7-Eleven ATM Transaction, the Company entered into a separate vault cash agreement with Wells Fargo, N.A. (“Wells Fargo”) to supply the cash that the Company will utilize for the operation of the acquired 5,500 ATMs and Vcom units. Under the terms of the agreement, which was titled “Contract Cash Solutions Agreement), Wells Fargo, which was historically the vault cash provider utilized by 7-Eleven, has committed to fund up to $375.0 million at any time to support ATM withdrawals, Vcom functions, and other services that may be agreed upon from time to time with regard to the acquired 7-Eleven ATM portfolio. The additional terms of this agreement, as amended, are consistent with those in the Company’s other vault cash agreements and include the following:

•	the Company pays a fee based on the total amount of vault cash outstanding at any given time; and

•	at all times, legal and equitable title of the cash will be held by Wells Fargo, and the Company will not have access or right to the cash.

On July 29, 2009, Cardtronics and Wells Fargo executed a Second Amendment to the Contract Cash Solutions Agreement (the “Amendment”) and an Amended and Restated Fee Letter relating thereto. Pursuant to the Second Amendment, the term of the Contract Cash Solutions Agreement is extended to July 20, 2011 and the maximum amount of cash available to the 7-Eleven ATM portfolio, which now numbers more than 5,800 ATMs, during non-holiday periods is increased from $375,000,000 to $400,000,000. The Amended and Restated Fee Letter modified the manner in which Wells Fargo calculates the fees it charges to Cardtronics for the use of such cash.

Item 9.01 Financial Statements and Exhibits

A redacted copy of the Cash Agreement and all amendments thereto, together with a redacted copy of the Amended and Restated Fee Letter, will be filed with the Company’s second quarter 10Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardtronics, Inc.

Date: August 4, 2009

By: /s/   J. CHRIS BREWSTER
Name: J. Chris Brewster
Title: Chief Financial Officer